                                                                     EXHIBIT 11

                                 PANAVISION INC.

                        COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                  SECOND QUARTER ENDED    SIX MONTHS ENDED
                                                        JUNE 30,               JUNE 30,
                                                    1997       1996         1997     1996
                                                   -------    -------      -------  -------
WEIGHTED AVERAGE SHARES OUTSTANDING.............    18,155     13,706       18,155   13,706

Shares and options considered outstanding
for all periods under SAB 55,
using the treasury stock method.................     1,159      1,571        1,179    1,571
                                                   -------    -------      -------  -------
    Total.......................................    19,314     15,277       19,334   15,277
                                                   -------    -------      -------  -------
                                                   -------    -------      -------  -------
Net income......................................   $ 2,866    $ 1,231      $ 6,384  $ 2,427
                                                   -------    -------      -------  -------
                                                   -------    -------      -------  -------
Net income per common share.....................   $   .15    $   .09      $   .33  $   .17
                                                   -------    -------      -------  -------
                                                   -------    -------      -------  -------

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NOTE:  Primary and fully diluted net income per share are the same.